Comstock Announces Oklahoma Data Center Joint Venture with Jericho Strategic partnership leverages Jericho's energy assets and CHCI's development expertise, creating a scalable AI infrastructure platform to deliver powered land for AI hyperscalers RESTON, Va. — June 10, 2026 — Comstock Holding Companies, Inc. (Nasdaq: CHCI) (“Comstock”), a leading asset manager, developer, and operator of mixed-use, transit-oriented properties and large- scale infrastructure developments in the Washington, D.C. region, today announced the formation of a joint venture with Jericho Energy Ventures, Inc. (TSXV: JEV; OTCID: JROOF; FRA: JLM) ("Jericho") to facilitate and support the development of large-scale data center campuses in Oklahoma's Pawnee and Noble counties. The formation of Oklahoma AI Ventures LLC (the "Oklahoma JV" or the "Joint Venture") formalizes the terms of the Letter of Intent announced by Comstock and Jericho in Q1 of this year. The Oklahoma JV is structured to address the unprecedented demand from AI hyperscalers for immediate access to abundant, low-cost, reliable power. Jericho brings to the Joint Venture a roughly 18,000-acre Oklahoma subsurface portfolio, critical operating energy infrastructure, direct access to natural gas, on-site water, and various other assets that are required for data center campuses that could scale to gigawatt-class capacity. Comstock brings more than four decades of large-scale development expertise, capital, and a proven track record of turning raw land into institutional-grade real estate. Through the Oklahoma JV, Comstock and Jericho have created a vertically integrated platform built to move at the speed the AI market demands. To date, development options covering upwards of 4,000 acres have already been secured that integrate Jericho's subsurface energy infrastructure with surface land interests, while planning has commenced for what would become one of the largest data center campuses in Oklahoma. Additional strategic land assemblage efforts continue, as the Oklahoma JV plans to utilize its access to ideally situated land with critical resources in place to support the development of multiple large-scale AI data center campuses and digital infrastructure projects, which remain in high demand by all of the most prominent AI hyperscalers. The Oklahoma JV intends to monetize the assembled land portfolio through powered-land sales, build-to-suit ground leases, and/or phased joint development of turnkey data center assets designed to meet the needs of end-users. “We are excited by the tremendous opportunities for the Oklahoma JV to create value by strategically positioning our assets to generate additional, potentially significant, sources of income for Comstock and Jericho stakeholders,” said Christopher Clemente, Chairman and Chief Executive Officer of Comstock. “By combining our large-scale development proficiency with Jericho's abundance of well-positioned land and energy assets, we are now at the forefront of the data-driven transformation taking place in the nation's fastest growing segment of commercial real estate." The Oklahoma location of this powered-land pursuit offers numerous attributes that are well suited for next-generation data center development: • Power: Direct access to abundant, low-cost natural gas from multiple reliable sources that support on-site and behind-the-meter generation, an advantage as hyperscalers contend with multi-year grid interconnection queues. • Site quality: Contiguous, sparsely developed acreage with favorable topography, two nearby 345 kV transmission lines and corresponding high-voltage bulk-transmission substations, and multiple on-site water sources. Exhibit 99.1

• Supportive regulatory environment: Oklahoma's regulatory framework is supportive of large- load data center development, behind-the-meter generation, and grid interconnection. • Carbon sequestration: The region's geology and existing wellbores create carbon-sequestration optionality, a potential differentiator for AI operators working toward net-zero commitments. “We have spent years building a strong energy and land position in Oklahoma, and this joint venture solidifies its next chapter,” said Brian Williamson, Chief Executive Officer of Jericho. “Together with Comstock, we are turning that foundation into the powered, infrastructure-ready land that AI and data center developers urgently need. Comstock's resources and development expertise make them an ideal partner to help maximize and realize the full value of these assets.” Per the terms of the Joint Venture agreement, Comstock and a Jericho affiliate (of which Jericho owns 50%) each own 50% of the Joint Venture. Comstock, through a wholly-owned subsidiary, will serve as administrative member and lead development efforts. A Jericho affiliate contributed its core land assets in Pawnee and Noble counties — including oil and gas leases, leasehold interests, roughly 60 miles of gathering pipeline, rights-of-way and easements, and land option agreements. Comstock contributed the capital needed to fund initial land assemblage and has also committed to contribute additional capital over time, subject to limits defined in the Joint Venture agreement and approved budgets. The partners also entered into a right-of-first-offer arrangement, giving the Joint Venture preferred rights on additional Jericho-affiliated properties across Oklahoma. Cautionary Statement Regarding Forward-Looking Statements This release may include "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by use of words such as "anticipate," "believe," "estimate," "may," "intend," "expect," "will," "should," "seeks" or other similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties, many of which are beyond our control. You should not place any undue reliance on any forward-looking statement, which speaks only as of the date made. Any number of important factors could cause actual results to differ materially from those projected or suggested by the forward-looking statements. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise. About Comstock Founded in 1985, Comstock is a leading asset manager, developer, and operator of mixed-use, transit- oriented properties and large-scale infrastructure developments in the Washington, D.C. region. With a managed portfolio comprising approximately 10 million square feet at full build-out and including stabilized and development assets strategically located at key Metro stations, Comstock is at the forefront of the urban transformation taking place in the fastest-growing segments of one of the nation’s best real estate markets. Comstock’s developments include some of the largest and most prominent mixed-use and transit-oriented projects in the mid-Atlantic region, as well as multiple large- scale public-private partnership developments. For more information, please visit Comstock.com.

About Jericho Energy Ventures Jericho Energy Ventures (JEV) is uniquely positioned at the nexus of energy and AI infrastructure. Leveraging our long-producing oil and gas joint venture assets and robust Oklahoma infrastructure, JEV is deploying scalable, on-site power solutions to build cutting-edge build-to-suit AI Data Centers. With direct access to abundant, low-cost natural gas, JEV delivers efficient, high-performance energy solutions — reducing waste, maximizing output, and unlocking long-term value in the rapidly converging AI and energy markets. For more information, please visit JerichoEnergyVentures.com. CONTACTS: investorrelations@comstock.com publicrelations@comstock.com